Exhibit 10.f.ii.

SOUTH JERSEY INDUSTRIES, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PROGRAM

Amended and Restated Effective January 1, 2009

Recent History & Purpose of Amendments & Restatements:

This January 1, 2009 amendment and restatement of the Program amends the Program to comply with the applicable requirements of section 409A of the Code.

The February 1, 2003 amendment changed the definition of “Final Average Compensation” to clarify that for the purposes of the Program’s benefit calculation, annual cash will be considered as part of compensation in the year earned, without regard to when that annual cash might be actually paid or deferred.

The December 1, 2001 amendment modified the definition of “Company” so that Officers elected on or after December 1, 2001, other than officers elected in South Jersey Industries and/or South Jersey Gas Company, would not be covered by the Program.  The Accrued Benefit for Officers of other subsidiary companies, who attained eligible status by reaching fifty (50) years of age while an Officer of any of the companies listed under the pre December 1, 2001 amendment, remain eligible for Program benefits and are unaffected by this modification.

SOUTH JERSEY INDUSTRIES, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PROGRAM

TABLE OF CONTENTS

SOUTH JERSEY INDUSTRIES, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PROGRAM

I.             PURPOSE.  The Company previously established this Program for the purpose of providing retirement income benefits to designated Officers of the Company.  The Program was originally effective October 1, 1983, and amended and restated effective January 1, 1989, September 1, 1991, July 1, 1997, December 1, 2001, February 1, 2003 and January 1, 2009.  The intention of the Company is that the Program be at all times maintained on an unfunded basis for federal income tax purposes under the Code and administered as a “top hat” plan exempt from the substantive requirements of ERISA.  Except as otherwise provided, all capitalized terms shall have the meanings set forth in Section II below.

The Program is hereby amended and restated effective January 1, 2009 to comply with the applicable requirements of section 409A of the Code.  The portion of an Officer’s Accrued Benefit attributable to amounts earned and vested for purposes of section 409A of the Code as of December 31, 2004 are intended to be grandfathered for purposes of section 409A of the Code.  Pursuant to section 409A of the Code, this portion is calculated as the present value of the amount to which the Officer would have been entitled under the Program if the Officer voluntarily terminated services without cause on December 31, 2004 and received a payment of the benefits available under the Program on the earliest possible date allowed under the Program to receive a payment of benefits following the termination of services and received the benefits in the form with the maximum value.  The portion of an Officer’s Accrued Benefit attributable to amounts that were not earned and vested for purposes of section 409A of the Code as of December 31, 2004 and the portion of an Officer’s Accrued Benefit attributable to amounts accrued on and after January 1, 2005 are subject to section 409A of the Code and shall administered and interpreted in compliance with section 409A of the Code.

II.            DEFINITIONS.

(a)
“Accrued Benefit” shall mean a vested right to benefits under the Program which shall commence upon an Officer’s attaining age fifty (50) while employed by the Company or death after attaining age fifty (50) and while employed by the Company.  The “Accrued Benefit” shall be equivalent to two percent (2%) of Final Average Compensation per Year of Service (inclusive of both the Pension Plan and the Program) up to the maximum stipulated in Section III (a)(1) below, plus an additional five percent (5%) of Final Average Compensation.

(b)
“Actuarial Equivalent” shall mean that all benefit forms payable under this Program shall be the actuarial equivalent of a life annuity with six years guaranteed.  The actuarial factors used in making those determinations shall be the applicable actuarial factors specified in the Pension Plan.

(c)	“Board” shall mean the Board of Directors of South Jersey Industries, Inc.

(d)
“Change in Control” for the exclusive purposes of this Program, shall mean any of the following: (1) approval by the shareholders of the Company without the recommendation and approval of the Board of any plan or proposal for the consolidation, merger, liquidation, dissolution or acquisition of the Company or all or substantially all of its assets; (2) election to the Board who constitute a majority of the directors, different from the individuals who as of the Effective Date constituted the entire Board (the “original Board”), unless those individuals were recommended for election as directors by a majority of the original Board, or by successor directors recommended by the original Board; or (3) the acquisition by any person of twenty percent (20%) or more of the stock of the Company having general voting rights in the election of directors (for purposes of this clause (3), the term “person” shall include any individual or entity or any combination of two or more individuals or entities acting as a group within the meaning of section 13(d) of the Securities Exchange Act of 1934, as amended for the purpose of acquiring, holding or disposing of stock of the Company).

(e)	“Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

(f)	“Committee” shall mean the Compensation/Pension Committee as appointed by the Board to administer the Program pursuant to Section VI (a) hereunder.

(g)	“Company” shall mean South Jersey Industries, Inc., South Jersey Energy Solutions, LLC and South Jersey Gas Company.

(h)
“Effective Date” shall mean January 1, 2009, the effective date of this amendment and restatement of the Program. The Program was originally effective October 1, 1983, and previously amended and restated effective January 1, 1989, September 1, 1991, July 1, 1997, December 1, 2001, and February 1, 2003.

(i)	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(j)
“Final Average Compensation” shall mean an Officer’s average total cash compensation (salary plus annual incentive bonus earned and paid before any reduction for amounts deferred by the Officer pursuant to a defined contribution plan maintained by the Company that qualifies under section 401(a) of the Code and satisfies the requirements of section 401(k) or section 125 of the Code, or pursuant to any other nonqualified plan which permits the voluntary deferral of compensation) for the highest thirty-six (36) consecutive calendar months of the final sixty (60) months prior to the earliest of the Officer’s actual retirement, death or disability.

(k)
“Grandfathered Amount” shall mean the portion of an Officer’s Accrued Benefit attributable to amounts earned and vested for purposes of section 409A of the Code as of December 31, 2004.  Pursuant to section 409A of the Code, this portion is calculated as the present value of the amount to which the Officer would have been entitled under the Program if the Officer voluntarily terminated services without cause on December 31, 2004 and received a payment of the benefits available under the Program on the earliest possible date allowed under the Program to receive a payment of benefits following the termination of services and received the benefits in the form with the maximum value.

(l)
“Officer” shall mean Chief Executive Officer, President, Executive Vice Presidents, Senior Vice Presidents, Vice Presidents, Assistant Vice Presidents, Secretary, Assistant Secretaries, Treasurer, Assistant Treasurers, Controller and Assistant Controllers of the Company, or other officers as prescribed by the Bylaws of the Company from time to time, who have attained the age of fifty (50) and who have executed the Supplemental Executive Retirement Agreement, substantially in the form attached hereto as Attachment “A”.

(m)	“Pension Plan” shall mean the Retirement Plan for Employees of South Jersey Industries, Inc. as identified in the plan document for the Pension Plan.

(n)	“Program” shall mean the Supplemental Executive Retirement Program of the Company as set forth in this document, including any and all amendments hereto and restatements hereof.

(o)	“Separation from Service” shall mean an Officer’s “separation from service” with the Company within the meaning of such term under section 409A of the Code.

(p)
“Year of Service” shall mean any calendar month of service during which the employee was working at a rate which would yield 1,000 hours of service for the year measured from anniversaries of date of hire.

III.           DETERMINATION OF PROGRAM BENEFITS.

The Company agrees to pay a Program benefit to an Officer under the following circumstances and conditions:

(a)	Normal Retirement Benefit. Subject to Section III (b) below, the benefit payable to an Officer eligible under this Program shall be as follows:

(1)
A benefit of two percent (2%) of the Officer’s Final Average Compensation, multiplied by the Officer’s Years of Service (not to exceed thirty (30) years), inclusive of the Pension Plan benefit; except in the instance where the Pension Plan benefit yields a percentage of Final Average Compensation calculated on the basis of a life annuity with six years guaranteed in excess of sixty percent (60%), whereas, in such case, the higher qualified Pension Plan benefit shall be payable, plus an additional five percent (5%) of the Final Average Compensation.  (See Attachment “B”.)

(2)
An Officer’s Accrued Benefit under this Section III (a) attributable to the Grandfathered Amount shall be paid at the same time and in the same form as the Officer’s accrued benefit under the Pension Plan.  An Officer’s Accrued Benefit under this Section III (a) attributable to the non-Grandfathered Amount shall commence on the later of the first day of the month immediately following (A) the Officer’s Separation from Service or (B) the date on which the Officer attains age fifty-five (55), and shall be paid (I) in the form of a life annuity with six years guaranteed to an Officer who is unmarried as of the date payment is to commence and (II) in the form of a fifty percent (50%) joint and survivor annuitant option for the spouse of the Officer without any actuarial reduction, for both the Program and the Pension Plan, for an Officer who is married as of the date payment is to commence. Notwithstanding the foregoing, at the time payment is to commence under this Section III (a)(2), an Officer shall be permitted to choose from among such Actuarial Equivalent optional forms of annuity payment in lieu of the automatic form of payment described in the preceding sentence as the Company may offer.

(3)
An Officer’s Accrued Benefit under this Section III (a) shall be supplemented to the extent necessary to ensure that the Officer receives a benefit under this Program which is at least equal to the benefit that would have been paid to the Officer under the Pension Plan had that benefit been determined without regard to the limit on compensation taken into account under the Pension Plan imposed by section 401(a)(17) of the Code and without regard to the limit on benefits payable under the Pension Plan imposed by section 415 of the Code.

(4)
To the extent permitted under section 409A of the Code, an Officer may defer the date on which payment of his Accrued Benefit attributable to non-Grandfathered Amounts is to commence up to two times by submitting a deferred payment election form to the Committee in such form and manner as the Committee may determine.  An Officer’s election to defer the payment commencement date shall be effective only if:  (A) the Committee receives the deferred payment election form at least twelve (12) full months before payment of the Officer’s Accrued Benefit under the Program is to commence, (B) the deferred payment election is not effective for a period of twelve (12) months from the date made, (C) the date on which payment of the Officer’s Accrued Benefit is deferred for a period of five years from the date payment of the Officer’s Accrued Benefit otherwise would have commenced and (D) the deferred payment election does not result in an impermissible acceleration of payment as described in section 409A of the Code.

(b)
Early Retirement Reduction.  Notwithstanding any provision of the Program to the contrary, if an Officer commences receiving payment prior to his attainment of age sixty (60), unless the Board determines otherwise, the amount of the Officer’s annual benefit shall be equal to the normal retirement benefit, as calculated under Section III (a) above, multiplied by one hundred percent (100%) minus one-sixth of one percent (1/6%) for each month by which the date on which the date of commencement of payment of the Officer’s Accrued Benefit precedes the Officer’s sixtieth (60th) birthday.

With respect to an Officer’s Accrued Benefit under the Program, the Board at the recommendation of the Committee may waive all or a portion of the early retirement penalty stipulated in this Section III (b).  In such instance, when the Board has waived early retirement penalties, all early retirement penalties or reductions shall be eliminated under the Program and the Pension Plan and the Officer shall be made whole through the Program.  The offset for Pension Plan benefits will, however, be net of any applicable early retirement reductions imposed under the Pension Plan.

(c)
Disability Benefit.  If an Officer receives disability benefits under insurance provided by the Company, the Officer shall continue to accumulate service for purposes of the Program benefit as calculated under Section III (a) above until the first day following the expiration of the six month period beginning on the date of the Officer’s disability at which time the Officer shall be deemed to have incurred a Separation from Service.  Notwithstanding the preceding sentence, if the Officer’s Separation from Service occurs prior to the Officer’s attainment of age 55, the Officer shall continue to accumulate service for purposes of the Program benefit as calculated under Section III (a) above until the earlier of the date on which the Officer recovers from his disability or the date on which the Officer attains age 55.  The benefit shall be based on Final Average Compensation determined to the date of disability.  An Officer’s Accrued Benefit under this Section III (c) at the time specified in Section III (a)(2) above.

(d)
Death Benefit.  If an Officer dies after attaining age fifty (50) while employed by the Company, but before commencement of payment of the Officer’s Accrued Benefit hereunder, the Officer’s surviving spouse shall be entitled to an annual survivor pension equal to fifty percent (50%) of the Officer’s Accrued Benefit calculated in accordance with Section III (a) above, and without the application of any early retirement penalty reduction as described in Section III (b) above.  The benefit payable to the surviving spouse under this Section III (d) attributable to the Grandfathered Amount shall commence at the same time and in the same form as the death benefit under the Pension Plan.  The benefit payable to the surviving spouse under this Section III (d) attributable to the non-Grandfathered Amount shall be paid to the surviving spouse in a lump sum in an amount that is Actuarially Equivalent to the benefit described under this Section III (d) within sixty (60) days following the date of the Officer’s death.

(e)
Six Month Delay for Specified Employees.  Notwithstanding any provision of this Program to the contrary, if an Officer is a “specified employee” of the Company within the meaning of such term under section 409A of the Code at the time of the Officer’s Separation from Service and if payment of any benefit under the Program attributable to non-Grandfathered Amounts is required to be postponed for a period of six months after Separation from Service pursuant to section 409A of the Code, payment of such amount shall be postponed as required by section 409A of the Code, and the accumulated postponed amount shall be credited with interest at the prime rate published in the Wall Street Journal on date of the Officer’s Separation from Service for the period beginning on the first day of the month following the Officer’s Separation from Service and ending on the date payment is made.  Payment of the accumulated postponed amount plus interest shall be paid in a lump sum payment within ten (10) days after the end of the six (6)-month period.  If the Officer dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A shall be paid to the Officer’s surviving spouse or their authorized designee within sixty (60) days after the date of the Officer’s death.  A “specified employee” shall mean an employee who, at any time during the twelve (12)-month period ending on the identification date, is a “specified employee” under section 409A of the Code, as determined by the Board or its delegate.  The determination of specified employees, including the number and identity of persons considered specified employees and the identification date, shall be made by the Board or its delegate in accordance with the provisions of sections 416(i) and 409A of the Code.

IV.           PROTECTION OF CONFIDENTIAL INFORMATION: NONCOMPETITION.

In view of the fact that the Officer’s work with the Company brings the Officer in close contact with many confidential affairs of the Company, including matters of a business nature such as information about costs, profits, markets, sales, plans for future development and other information not readily available to the public, the Officer who agrees to participate in the Program also agrees:

(a)
to keep confidential during and after the Officer’s employment by the Company all matters of and information relating to the Company, and not to disclose them to anyone outside of the Company under any circumstances, or to anyone within the Company who is not in a position where the Officer needs to know such information;

(b)
to deliver promptly to the Company on termination of the Officer’s employment, or at any time that the Company may so request, all memoranda, notes, records, reports and other documents (and all copies thereof) relating to the business of the Company which the Officer may then possess or have under the Officer’s control; and

(c)
during the term of the Officer’s employment and for a period of ten (10) years thereafter, not directly or indirectly to (1) enter the employ of, or render any services to, any person, firm or corporation engaged in any business competitive with the business of the Company in any area serviced by the Company or in which the Company does business; (2) engage in such business for the Officer’s own account; or (3) become interested in any such business as an individual, partner, director, Officer, principal, agent, employee, trustee, consultant or in any other relationship or capacity.  Anything to the contrary herein notwithstanding, the Officer may be retained as an independent advisor and consultant to the President of the Company as to such matters as the President of the Company may from time to time request; provided that in the event the Officer is retained as an independent advisor and consultant, no payment shall be made to such Officer under the Program unless such Officer has a Separation from Service.

V.            CLAIMS PROCEDURES.

(a)
Claim.  Any person or entity claiming a benefit, requesting an interpretation or ruling under the Program (hereinafter referred to as “claimant”), or requesting information under the Program shall present the request in writing to the Committee, which shall respond in writing as soon as practical.

(b)	Denial of Claim. If the claim or request is denied, the written notice of denial shall state:

(1)	The reason(s) for denial;

(2)	Reference to the specific Program provisions on which the denial is based;

(3)	A description of any additional material or information required and an explanation of why it is necessary; and

(4)	An explanation of the Program’s claim review procedures and the time limits applicable to such procedures, including the right to bring a civil action under section 502(a) of ERISA.

(c)
Review of Claim.  Any claimant whose claim or request is denied or who has not received a response within sixty (60) days may request a review by notice given in writing or in electronic form to the Committee.  Such request must be made within sixty (60) days after receipt by the claimant of the written notice of denial, or in the event the claimant has not received a response, sixty (60) days after receipt by the Committee of the claimant’s claim or request.  The claim or request shall be reviewed by the Committee which may, but shall not be required to, grant the claimant a hearing.  On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

(d)
Final Decision.  The decision on review shall normally be made within sixty (60) days after the Committee’s receipt of claimant’s claim or request.  If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days.  The decision shall be in writing or in electronic form and shall:

(1)	state the specific reason(s) for the denial;

(2)	reference the relevant Program provisions;

(3)
state that the claimant is entitled to receive, upon request and free of charge, and have reasonable access to and copies of all documents, records and other information relevant to the claim for benefits; and

(4)	state that the claimant may bring an action under section 502(a) of ERISA.

All decisions on review shall be final and binding on all parties concerned.

VI.           MISCELLANEOUS.

(a)
Administration of Program.  The Program shall be administered by the Committee.  The Committee shall have full power, discretion and authority to recommend interpretation, construction and administration of the Program and any part thereof to the Board.  The Committee may recommend to the Board employment of legal counsel, consultants, actuaries and agents, as it deems desirable, in the administration of the Program, and may rely on the opinion(s) of such counsel, the advice of such consultants, and the computations of such actuary(ies).  The Committee shall have such rights, duties and privileges under the Program as are allocated to the Trust Committee under the Pension Plan.

(b)
Arbitration.  Any controversy or claim arising out of or related to this Program that remains after exhaustion of the claims procedures set forth in Section V above, including any rights to benefits which have accrued under this Program, or the interpretation, construction or administration of the Program, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrators is binding and may be entered in any Court having jurisdiction thereof.

(1)	The arbitration panel shall consist of three arbitrators, one appointed by each party, and a third, neutral arbitrator appointed by the first two arbitrators.

(2)	Each party shall appoint its arbitrator within fourteen days after the filing of the Demand for Arbitration, and the third arbitrator shall be appointed within ten days thereafter.

(3)	The third, neutral arbitrator, shall serve as chairman of the arbitration panel.

(4)	All decisions of the arbitration panel, including the award, must be by at least a majority.

(c)
Amendment, Suspension and Termination.  The Program may be amended, suspended, or terminated in whole or in part at any time and from time to time by the Board.  No such amendment, suspension or termination shall retroactively impair or otherwise adversely affect the rights of any person to whom benefits are payable under this Program that have accrued prior to that date.

(d)
Change in Control.  Upon a Change in Control, the Company shall, as soon as possible, but in no event longer than forty-five (45) days following the Change in Control, make an irrevocable contribution to a Rabbi Trust or, other comparable funding vehicle in an amount that is equal to one hundred twenty percent (120%) of the amount necessary to pay each program participant or beneficiary the benefits accrued for the Program participants and their beneficiaries under the terms of the Program on the date of the Change in Control, determined using the same actuarial assumptions and methods as are used in funding the Pension Plan.

(e)
Proof of Date of Birth.  In order to be eligible to receive payments under this Program, the Officer, or the Officer’s surviving spouse seeking benefits under Section III (d) of this Program shall provide written proof of the date of birth of the Officer to the Committee.

(f)
Notices.  Each Officer or surviving spouse or their authorized designee shall be responsible for furnishing the Committee with the current and proper address for the mailing of notices, reports and benefit payments.  Any notice required or permitted to be given shall be deemed given if directed to the person to whom addressed at such address and mailed by regular United States mail, first-class and prepaid.  If any check mailed to such address is returned as undeliverable to the addressee, mailing of checks will be suspended until the Officer or surviving spouse furnishes proper address.

(g)
Nonalienation of Benefits.  All amounts payable under the Program shall be made only to the person or persons designated by the Program and not to any other person or corporation.  No part of an Officer’s benefit shall be liable for the debts, contracts, or engagements of any Officer, the Officer’s surviving spouse, or successors in interest and, except as hereinafter provided with respect to family disputes, the rights of any Officer under this Program are personal and may not be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding.  In addition, the Officer, the Officer’s surviving spouse, or successors in interest, shall have no right to assign, anticipate, commute, transfer, pledge or encumber any Program benefits or payments in any manner whatsoever.  If any Officer, surviving spouse or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge any distribution or payment from the Program, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Officer, the Officer’s surviving spouse or successor in interest in such manner, as the Committee shall direct.  The provisions of the Program shall inure to the benefit of each Officer and the Officer’s surviving spouse, heirs, executors, administrators or successors in interest.  In cases of family disputes, the Company will observe the terms of the Program unless and until ordered to do otherwise by a state or federal court.  As a condition of participation, an Officer agrees to hold the Company harmless from any claim that arises out of the Company’s obeying the final order of any state or federal court, whether such order effects a judgment of such court or is issued to enforce a judgment or order of another court.  For purposes of this Section VI (g), “family dispute” means a dispute relating to provision of child support, alimony payments, or marital property rights to a spouse, former spouse or other dependent of the Officer.

(h)
Withholding.  The Company may make such provisions and take such actions as it may deem necessary or appropriate for the withholding of federal, state or local taxes with respect to amounts payable under this Program, including the withholding of appropriate amounts from benefits payable to an Officer or the Officer’s surviving spouse or their authorized designee.  The Officer, the Officer’s surviving spouse or their authorized designee shall be responsible for the payment of all individual tax liabilities relating to any benefits.

(i)
Reliance on Data.  The Company, the Committee and all other persons associated with the Program’s operation shall have the right to rely on the veracity and accuracy of any required written data provided by the Officer or the surviving spouse including representation of age, health and marital status.

(j)
No Contract of Employment.  Neither the establishment of the Program, nor any modification thereof, nor the payment of any benefits shall be construed as giving any Officer the right to be retained in the service of any entity constituting the Company, and all Officers shall remain subject to discharge to the same extent as if the Program had never been adopted.

(k)
Unfunded Status of Program.  The Program is intended to constitute an “unfunded” deferred compensation plan for the Officers.  Nothing contained in the Program, and no action taken pursuant to the Program, shall create or be construed to create a trust of any kind.  The Company shall reflect on its books each Officer’s interest hereunder, but neither an Officer, the Officer’s surviving spouse, their designees nor any other person shall under any circumstances acquire any property interest in any specific assets of the Company.  Nothing contained in this Program and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and an Officer or any other person.  An Officer’s right to receive payments under the Program shall be no greater than the right of an unsecured general creditor of the Company.  All payments shall be made from the general funds of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment.

(l)
Severability of Provisions.  If any provision of this Program shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Program shall be construed and enforced as if such provisions had not been included.

(m)
Controlling Law.  This Program shall be construed and enforced according to the laws of the State of New Jersey without reference to the principles of conflict of laws, to the extent not preempted by federal law, which shall otherwise control.

(n)
Effect on Other Plans.  Any benefit payable under the Program shall not be deemed salary or other compensation for the purpose of computing benefits under any employee benefit plans or other arrangements of the Company for the benefit of its employees.

(o)
Section 409A of the Code.  The Program is intended to comply with the applicable requirements of section 409A of the Code, and shall be administered in accordance with section 409A of the Code.  Notwithstanding provision of the Program to the contrary, distributions under the Program shall only be made in a manner, and upon an event, permitted by section 409A of the Code.  If a payment is not made by the designated payment date under the Program, the payment shall be made by December 31 of the calendar year in which the designated date occurs.  Distributions upon termination of employment shall only be made upon an Officer’s “separation from service” within the meaning of such term under section 409A of the Code.  To the extent that any provision of the Program would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of the Program to fail to satisfy the requirements of section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law.  An Officer shall not designate the calendar year of a payment except in accordance with the rules relating to payment elections under section 409A of the Code.

ATTACHMENT "A"

SOUTH JERSEY INDUSTRIES, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

This Agreement dated ____________________ between South Jersey Industries, Inc., a New Jersey Corporation, (hereinafter Referred to as the “Company”‘), and _______________________________________________, an Officer of the Company who resides at _________________________________.

WITNESSETH:

In consideration of the Officer’s employment by the Company hereinafter and of the covenants hereinafter set forth, it is mutually agreed as follows:

2.
OFFICER’S SERVICES.  The OFFICER shall faithfully, and to the best of the Officer’s ability, devote all of the Officer’s working time exclusively to the performance of such services for the COMPANY as may be assigned to the Officer from time to time under written employment agreements or otherwise and the OFFICER shall not, for remuneration or profit, directly or indirectly render any service to, or undertake any employment for, any other person, firm or corporation, without first obtaining the written consent of the President and Chief Executive Officer of the COMPANY.

3.	PROGRAM RETIREMENT INCOME. The COMPANY agrees to provide the OFFICER with a Supplemental Executive Retirement Program as outlined in the Program documents attached as Exhibit A.

4.
ASSIGNABILITY.  This Agreement shall inure to the benefit of any assignee of the COMPANY, and the OFFICER specifically agrees, on demand, to execute any and all necessary documents reasonably requested in connection therewith.

5.
ENTIRE AGREEMENT.  This Agreement (including Exhibit A) constitutes the entire understanding between the parties hereto with reference to the subject matter hereof and shall not be changed or modified except by a written instrument signed by both parties.  This agreement amends and restates all prior agreements between the COMPANY and the OFFICER relating to the Supplemental Executive Retirement Program.  Otherwise, all existing contracts of employment between the COMPANY and the OFFICER shall survive the making of this Agreement and, except to the extent amended hereby, remain in full force and effect.

IN WITNESS WHEREOF, the COMPANY has caused this Agreement to be executed in duplicate by a proper and duly authorized representative thereof, and the OFFICER has signed this Agreement in duplicate, as of the day and year first above written.

SOUTH JERSEY INDUSTRIES, INC.	OFFICER

By:	By:
Title:	Title:

ATTACHMENT "B"

SAMPLE CALCULATION

OFFICER RETIREMENT PROJECTION
AT RETIREMENT DATE OF 1/1/08

I.  FINAL AVERAGE COMPENSATION

	2007	2006	2005
Base Salary	225,000	215,000	200,000
Annual Cash	45,000	43,000	40,000

Totals	270,000	258,000	240,000
FAC				$256,000.00

II.  YEARS OF SERVICE @ RETIREMENT DATE

doh	9/3/72	term	12/31/07
dor	1/01/08			35.33

III.  ANNUAL PENSION BENEFIT
(from Pension Plan & Program)

Years of Service @ 2% for each service year	0.7066
With incremental 5% Program benefit	0.7566
Program maximum w/5% increment	0.65
Pension Benefit Before Early Retirement Penalty	$166,400.00
Less: 0% Early Retirement Penalty	$0.00

Annual Pension Benefit	$166,400.00
Monthly Pension Benefit	$13,866.67